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                                                                    EXHIBIT 99.1

[LOGO]                             5885 Landerbrook Dr., Cleveland, OH 44124
                                     440-753-1490 (T) -- 440-753-1491 (F)
                                               www.chart-ind.com
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For Immediate Release


                     CHART INDUSTRIES SELLS GREENVILLE TUBE
                          OPERATIONS FOR $15.5 MILLION

   Agreement Finalized to Extend Bank Waivers and Defer Debt Service Payments

CLEVELAND, OH - July 3, 2003 - Chart Industries, Inc. (OTCPK: CTIT) announced today that, as part of its operational restructuring strategy to exit certain non-core business, it has sold substantially all the assets of the Company's Greenville Tube operations to a financial buyer for an aggregate purchase price of $15.5 million, plus buyer's assumption of certain liabilities. The Greenville Tube business manufactures small diameter stainless steel tubing for sale to numerous distributors.

The Company said that the net proceeds of the sale will be used to pay certain amounts owed its senior lenders under Chart's credit facilities, including certain related expenses, and certain agreed upon operational costs of Chart.

Chart also announced today that it has received from its senior lenders final approval of the previously announced agreement to further extend certain bank waivers and defer debt service payments until July 15, 2003. On July 1, 2003, Chart announced that its senior lenders had tentatively agreed to the extensions and that the agreement was subject to final approval by Chart's senior lenders. The agreement also provides for permission to sell the Greenville Tube business and allows the application of the net proceeds of the sale as described above.

This release contains forward-looking statements that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such

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statements. Such risks and uncertainties include, but are not limited to, continued slowness in the Company's major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the success of Chart in completing its proposed debt restructuring, obtaining additional sources of capital and the ultimate terms and conditions of such transactions, developments in disputes and litigation involving the Company, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company's web site at www.chart-ind.com.

Contact:    Michael F. Biehl
            Chief Financial Officer
            440-753-1490

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